Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT, effective as of December 30, 2017, by and between RENT-A-CENTER, INC. (the “Company”) and MITCHELL E. FADEL (“Mr. Fadel” or “Executive”).

1.    Employment. The Company desires to enter into a written agreement to employ Mr. Fadel upon and subject to the terms and conditions set forth herein, and Mr. Fadel hereby agrees to be employed by the Company upon and subject to such terms and conditions.

2.    Certain Defined Terms. The following terms have the following meanings when used in this Agreement.

(a)    “Accrued Compensation” means, as of any date, (1) the unpaid amount, if any, of Mr. Fadel’s previously earned Base Salary, (2) the unpaid amount, if any, of the bonus earned by Mr. Fadel for the preceding year, and (3) additional payments or benefits, if any, earned by Mr. Fadel under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).

(b)    “Affiliate” means an entity at least 50% of the voting, capital or profits interests of which are owned directly or indirectly by the Company.

(c)    “Benefit Continuation Coverage” means continuing group health insurance coverage for Executive and, where applicable, Executive’s covered spouse and covered eligible dependents for a specified period following the termination of Executive’s Employment with Company and its Affiliates at the same benefit and contribution levels that would be in effect if the Executive’s employment had continued, if and to the extent such coverage would be permitted by the applicable plan and applicable law. Benefit Continuation Coverage, if any, shall be in addition to and not in lieu of COBRA coverage. Unless sooner terminated, Benefit Continuation Coverage will be subject to early termination if and when the Executive becomes entitled to comparable coverage from another employer.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cause” means (1) material act or acts of willful misconduct by Mr. Fadel, whether in violation of the Company’s policies, including, without limitation, the Company’s Code of Business Conduct and Ethics, or otherwise; (2) Mr. Fadel’s willful and repeated failure (except where due to physical or mental incapacity) or refusal to perform in any material respect the duties and responsibilities of Mr. Fadel’s employment; (3) embezzlement or fraud committed by Mr. Fadel, at Mr. Fadel’s direction, or with Mr. Fadel’s prior personal knowledge; (4) Mr. Fadel’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony; or (5) substance abuse or use of illegal drugs that, in the reasonable judgment of the Compensation Committee, (A) impairs the ability of Mr. Fadel to perform the duties of Mr. Fadel’s employment, or (B) causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates. Except as specified, the Compensation Committee, acting in its own discretion, will be responsible for determining whether particular conduct constitutes “Cause” for the purposes of this Agreement.

(f)    “Change in Control” means the occurrence of any of the following after the date of this Agreement:

(i)    any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of the Company;

(ii)    a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 40% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization); or

(iii)    a complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (f)(ii) above).

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)    “Company” means Rent-A-Center, Inc. and any successor thereto.

(i)    “Compensation Committee” means the Compensation Committee of the Board.

(j)    “Disability” means the inability of Mr. Fadel to substantially perform the customary duties and responsibilities of Mr. Fadel’s Employment with the Company or an Affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company.

(k)    “Employment” means Mr. Fadel’s employment with the Company and/or any of its Affiliates.

(l)    “Good Reason” means the occurrence of any of the following without the written consent of Mr. Fadel: (1) a material diminution by the Company or an Affiliate of Mr. Fadel’s duties or responsibilities in a manner which is inconsistent with Mr. Fadel’s position or which has or is reasonably likely to have a material adverse effect on Mr. Fadel’s status or authority; (2) a relocation by more than 50 miles of Mr. Fadel’s principal place of business; or (3) a reduction by the Company or an Affiliate of Mr. Fadel’s rate of salary or annual incentive bonus opportunity or a breach by the Company or any of its Affiliates of a material provision of this Agreement which is not corrected within 15 business days following notice thereof by Mr. Fadel to the Company.

(m)    “Pro Rata Bonus” means the annual bonus, if any, earned by Mr. Fadel for the calendar year preceding the year in which Mr. Fadel’s Employment terminates multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of the calendar year in which Mr. Fadel’s Employment terminates until the date Mr. Fadel’s Employment terminates, and the denominator of which is 365. If Mr. Fadel’s Employment terminates before April 1 of a calendar year, the Pro Rata Bonus for such calendar year shall be deemed to be zero.

3.    Term. The term of this Agreement will be begin on December 30, 2017. The term of this Agreement will be renewed for successive one year renewal periods unless (A) at least 60 days before the end of the initial term or a renewal term, either party gives written notice of non-renewal to the other, or (B) Mr. Fadel’s employment is sooner terminated pursuant to Section 8 of this Agreement.

4.    Position and Duties. During the term of this Agreement, Mr. Fadel shall serve as the Chief Executive Officer of the Company. Mr. Fadel shall report directly to the Board and will have such executive and managerial powers, duties and responsibilities as are assigned to him by the Board, consistent with his position as Chief Executive Officer. At the request of the Board, Mr. Fadel shall serve as an officer and/or director of the Company’s subsidiaries and other affiliates without additional compensation. Mr. Fadel shall devote all of his business time, attention, knowledge and skills faithfully and to the best of his ability to the performance of the obligations, duties and responsibilities of his position as Chief Executive Officer of the Company and in furtherance of the business, affairs, policies, codes of conduct and activities of the Company in the interests of its shareholders. Subject to the Company’s policies applicable to senior executives generally, Mr. Fadel may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with his obligations to, or his ability to perform the duties and responsibilities of his employment with the Company.

5.    Annual Compensation.

(a)    Base Salary. During the term of this Agreement, the Company will pay salary to Mr. Fadel at an annual rate of $800,000, in accordance with its regular payroll practices. The Board and/or the Compensation Committee will review Mr. Fadel’s salary at least annually. The Board, acting in its discretion, may increase (but may not decrease) the annual rate of Mr. Fadel’s salary in effect at any time. Mr. Fadel’s annual salary, as may be adjusted by the Board pursuant to this Section 5(a), is referred to herein as the “Base Salary”.

(b)    Bonus. Mr. Fadel will be eligible for an annual bonus up to a target equal to 100% of his Base Salary. The amount of the annual bonus, if any, will be payable to Mr. Fadel as soon as practicable after the end of the fiscal year, consistent with the payment of annual incentive compensation to senior executives generally.

6.    Employee Benefit Programs and Perquisites.

(a)    General. Subject to the provisions of this Agreement, Mr. Fadel will be entitled to participate in such qualified and nonqualified employee pension plans, stock option or other equity or long term incentive compensation plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its employees generally or its senior executives generally (commensurate with Mr. Fadel’s position with the Company). If necessary, the Company will provide Mr. Fadel with health insurance coverage for a period of up to 90 days following the beginning of his employment with the Company to address any group health waiting period that must be observed by Mr. Fadel before he can join the Company’s group health plan.

(b)    Reimbursement of Business Expenses. Mr. Fadel will receive relocation benefits in accordance with the Company policy, and will, prior to such relocation, be eligible to receive temporary corporate housing benefits directly procured for him by the Company or be reimbursed for expenses associated with such corporate housing if procured directly by Mr. Fadel. Mr. Fadel is hereby also authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executive officers generally as in effect from time to time.

(c)    Conditions of Employment. Mr. Fadel’s place of employment during the term of his employment under this Agreement will be at the principal office of the Company in Plano, Texas, subject to the need for business travel. The conditions of Mr. Fadel’s employment, including, without limitation, office space and accouterments, secretarial, administrative and other support, will be consistent with his status as the Chief Executive Officer of the Company.

7.    [Reserved.]

8.    Termination of Employment. Subject to the provisions hereof, including, without limitation, Section 12 (relating to the execution and delivery of a release as a condition of Mr. Fadel’s (or a beneficiary’s) entitlement to certain payments and benefits hereunder), upon termination of Employment, Mr. Fadel (or Mr. Fadel’s beneficiary, as the case may be) will be entitled to receive the applicable payments and benefits set forth in this Section 8.

(a)    Termination by the Company or an Affiliate of the Company without Cause; Termination by Mr. Fadel for Good Reason; or Termination due to Expiration of the Term. If Mr. Fadel’s Employment is terminated by the Company or an Affiliate without Cause, by Mr. Fadel for Good Reason or upon expiration of the initial term or a renewal term due to the Company providing notice of non-renewal, then Mr. Fadel shall be entitled to receive the following payments and benefits:

(i)    Accrued Compensation;

(ii)    Pro Rata Bonus;

(iii)    1.0 times Base Salary, payable to Mr. Fadel in equal monthly installments; provided, however, if Mr. Fadel’s Employment is terminated under any of the circumstances stated in this Section 8(a) after the first anniversary hereof, 1.0 times Base Salary shall be increased to 2.0 times Base Salary; and

(iv)    Benefit Continuation Coverage for eighteen months following termination of Employment.

(b)    Disability or Death. If Mr. Fadel’s Employment is terminated by the Company or an Affiliate due to Mr. Fadel’s Disability or if Mr. Fadel’s Employment terminates by reason of death, then Mr. Fadel (or Mr. Fadel’s beneficiary) shall be entitled to receive the following payments and benefits:

(i)    Accrued Compensation;

(ii)    Pro Rata Bonus; and

(iii)    Benefit Continuation Coverage for twelve months.

(c)    Termination by the Company or an Affiliate for Cause; Termination by Mr. Fadel without Good Reason; or Termination due to Expiration of the Term. If (i) the Company or an Affiliate terminates Mr. Fadel’s Employment for Cause, (ii) Mr. Fadel terminates his Employment for any reason other than death or for Good Reason, or (iii) Mr. Fadel’s Employment is terminated due to expiration of the initial term or a renewal term due to Mr. Fadel providing notice of non-renewal, then, in each case, Mr. Fadel shall be entitled to receive any Accrued Compensation, subject to set off for amounts owed by Mr. Fadel to the Company or an Affiliate, and nothing more.

(d)    Restoration. Any severance payments and benefits paid under this Section 8 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 13.

9.    Change in Control Payment. Upon a Change in Control during the period of Mr. Fadel’s employment hereunder, Mr. Fadel will be entitled to receive a payment equal to 1.0 times Base Salary (the “Change in Control Payment”) in a single lump sum payment within 10 business days following the Change in Control; provided, however, if Mr. Fadel’s Change in Control Payment becomes due after the first anniversary hereof, his Change in Control Payment shall be increased from 1.0 times Base Salary to 2.0 times Base Salary. Mr. Fadel’s Employment need not be terminated in conjunction with a Change in Control for the Change in Control Payment to become due and owing to Mr. Fadel. If, following a Change in Control, Mr. Fadel’s Employment is terminated in such a manner that entitles him to the severance payments and benefits set forth in Section 8(a), then, in order to avoid duplication, the payments and benefits to which Mr. Fadel is entitled under Section 8(a) will be reduced (on a dollar for dollar basis) by the Change in Control Payment. If Mr. Fadel’s Employment is terminated or this Agreement expires or is not renewed by the Company (a) within one hundred and eighty (180) days prior to the Company entering into a definitive agreement for a Change in Control and a Change in Control occurs during the period beginning on the date his Employment is terminated, expires or is not renewed and ending on the date that is 12 months from such date or (b) a Change in Control occurs within one hundred and eighty (180) days following such termination, expiration or non-renewal (each of (a) and (b) in this Section 9 a “Residual Payment Period”), then Mr. Fadel shall be entitled to receive the Change in Control Payment in a single lump sum payment within 10 business days following the Change in Control. Any payments and benefits paid under this Section 9 shall be subject to continuing compliance with the covenants described in and repayment pursuant to Section 13. The Residual Payment Period shall not apply if Mr. Fadel’s Employment is terminated by Mr. Fadel other than for Good Reason or by the Company for Cause.

10.    Cooperation Following Termination of Employment. For a period of one (1) year following any termination of his Employment, Mr. Fadel agrees to cooperate with and provide any requested information to the Company or its legal representatives as the Company deems reasonably appropriate under the circumstances. The Company agrees to reimburse Mr. Fadel for all reasonable expenses, attorneys’ fees and costs incurred by him as a result of his cooperation following any termination of his Employment pursuant to this Section 10.

11.    Golden Parachute Tax Limitation. If Mr. Fadel is entitled to receive payments and benefits under Section 8 or Section 9 of this Agreement, as applicable, and if, when combined with the payments and benefits Mr. Fadel is entitled to receive under any other plan, program or arrangement of the Company or an Affiliate, Mr. Fadel would be subject to excise tax under Section 4999 of the Code or Company would be denied a deduction under Section 280G of the Code, then the amounts otherwise payable to Mr. Fadel under Section 8 or Section 9 of this Agreement, as applicable, will be reduced by the minimum amount necessary to ensure that Mr. Fadel will not be subject to such excise tax and the Company will not be denied any such deduction.

12.    Release of Claims. Notwithstanding anything herein to the contrary, the Compensation Committee or the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by Mr. Fadel (or Mr. Fadel’s beneficiary) of a general release in favor of the Company, its Affiliates and their officers, directors and employees, in such form as the Board or the Compensation Committee may specify; provided, however, that no such release will be required as a condition of Mr. Fadel’s (or the beneficiary’s) entitlement to Accrued Compensation. Subject to Section 20 of this Agreement, any payment or benefit that is so conditioned shall commence or be paid during the period commencing on Executive’s termination of Employment and ending on a date not more than 30 days thereafter, except that, in the event that such period could span two taxable years, payment must be made or commence in the later year.

13.    Restoration. Mr. Fadel has been provided and is privy to intellectual property, trade secrets and other confidential information of the Company and its Affiliates. For a period of (x) one (1) year after Mr. Fadel’s Employment is terminated if Mr. Fadel’s employment with the Company terminates at or within one (1) year following the effective date of this Agreement, or (y) two (2) years after Mr. Fadel’s Employment is terminated if Mr. Fadel’s employment with the Company terminates more than one (1) year following the effective date of this Agreement (as applicable, the “Restricted Period”), Mr. Fadel has agreed not to engage in any activity or provide any services which are similar to or competitive with the business of the Company and its Affiliates. During the Restricted Period, Mr. Fadel also agreed not to solicit or induce, or cause or permit others to solicit or induce, any employee to terminate their employment with the Company and its Affiliates. These covenants are set forth and agreed to in the Loyalty and Confidentiality Agreement between Mr. Fadel and the Company (“Loyalty Agreement”). The parties hereto understand and acknowledge that the promises in this Agreement and those in the Loyalty Agreement, and not any employment of or services performed by Mr. Fadel in the course and scope of that employment, constitute the sole consideration for the severance payments and benefits provided by this Agreement. Further, it is agreed that should Mr. Fadel violate or be in breach of any restrictions set forth herein or in the Loyalty Agreement (which determination shall be made in the discretion of the Compensation Committee), (a) Mr. Fadel shall not be entitled to any further severance payments and benefits under this Agreement, (b) Mr. Fadel shall immediately return to the Company any severance payments and the value of any severance benefits which were received hereunder, and (c) Mr. Fadel will have no further rights or entitlements under this Agreement. This Section 13 shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief based on this Agreement or the Loyalty Agreement.

14.    No Duty to Mitigate. Except as otherwise specifically provided herein with respect to early termination of Benefit Continuation Coverage, Mr. Fadel’s entitlement to payments or benefits hereunder is not subject to mitigation or a duty to mitigate by Mr. Fadel.

15.    Amendment. The Board may amend this Agreement, provided, however, that, no such action which would have the effect of reducing or diminishing Mr. Fadel’s entitlements under this Agreement shall be effective without the express written consent of Mr. Fadel.

16.    Successors and Beneficiaries.

(a)    Successors and Assigns of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall mean the Company, as defined in Section 2 hereof, and any such successor or assignee. Mr. Fadel acknowledges and agrees that this Agreement and the Loyalty Agreement shall be fully enforceable by the Company’s successor or assignee.

(b)    Mr. Fadel’s Beneficiary. For the purposes hereof, Mr. Fadel’s beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to Mr. Fadel’s death. In the absence of a properly filed written beneficiary designation or if no designated beneficiary survives Mr. Fadel, Mr. Fadel’s estate will be deemed to be the beneficiary hereunder.

17.    Nonassignability. With the exception of Mr. Fadel’s beneficiary designation, neither Mr. Fadel nor Mr. Fadel’s beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

18.    Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Mr. Fadel (or Mr. Fadel’s beneficiary) the payments and benefits intended to be provided, then Mr. Fadel (or Mr. Fadel’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of the Company to represent Mr. Fadel (or Mr. Fadel’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

19.    Governing Law. This Agreement shall be governed by the laws of the State of Texas, excluding its conflict of law rules. Any suit with respect to this Agreement will be brought in the federal or state courts in the districts, which include Dallas, Texas, and Mr. Fadel hereby agrees to submit to the personal jurisdiction and venue thereof.

20.    Compliance with Section 409A Deferral Requirements.

(a)    It is intended that any amounts payable under this Agreement shall be exempt from or comply with, and avoid the imputation of any tax, penalty or interest under, Section 409A of the Code and the final treasury regulations promulgated thereunder to the fullest extent permissible under applicable law. This Agreement shall be construed and interpreted consistent with that intent. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A of the Code.

(b)    If Mr. Fadel is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the termination of his employment with the Company, Mr. Fadel shall not be entitled to receive any payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and which would be payable upon Mr. Fadel’s separation from service until the earlier of (A) the date which is six (6) months after his separation from service (within the meaning of Section 409A of the Code) for any reason other than death, or (B) the date of Mr. Fadel’s death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to Mr. Fadel upon or in the six (6) month period following Mr. Fadel’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) within thirty (30) days after the date that is six (6) months after Mr. Fadel’s separation from service (provided that in the event of Mr. Fadel’s death after such separation from service but prior to payment, then such payment shall be made within thirty (30) days after the date of Mr. Fadel’s death).

(c)    Any reimbursement payment or in-kind benefit due to Mr. Fadel under this Agreement, to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of Mr. Fadel’s taxable year following the taxable year in which the related expense was incurred. Reimbursements and in-kind benefits pursuant to this Agreement are not subject to liquidation or exchange for another benefit.

(d)    For purposes of Section 409A of the Code, Mr. Fadel’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

21.    Withholding. The Company and its Affiliates may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RENT-A-CENTER, INC.

By:	/s/ Christopher A. Korst
Christopher A. Korst, EVP – Chief
Administrative Officer & General
Counsel

Date:	March 28, 2018

MITCHELL E. FADEL

/s/ Mitchell E. Fadel
Date:	March 28, 2018

Signature Page to Employment Agreement